EXHIBIT
                                                  3(ii)(d)

                                                  [Conformed Copy]

                   THIRD AMENDMENT TO BYLAWS
                               OF
                KASH N' KARRY FOOD STORES, INC.,
                     a Delaware corporation


     The following amendment to the Bylaws of Kash n' Karry Food
Stores, Inc. (the "Corporation") was adopted on April 13, 1995, at a special meeting of the Board of Directors of the Corporation, as permitted by Article XIV of the Bylaws:

     1.   The first sentence of Article III, Section 8, of the
Bylaws of the Corporation, as amended effective December 29, 1994, is hereby deleted and replaced with the following:

     "At all meetings of the Board a majority of the whole
     Board shall be necessary and sufficient to constitute a quorum for the transaction of business."

     2. The foregoing amendment became effective on April 13, 1995.

     DATED: June 12, 1995.



                    /s/ Raymond P. Springer
                    ---------------------------------
                    Raymond P. Springer, Secretary of
                    Kash n' Karry Food Stores, Inc.